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                                                                     EXHIBIT 4.2


                          FIRST SUPPLEMENTAL INDENTURE



                                    between



                          NEWCITY COMMUNICATIONS, INC.




                                      and




                SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION,




                                   As Trustee





                         Dated as of September 16, 1994
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                          FIRST SUPPLEMENTAL INDENTURE


         THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 16, 1994 by and between NEWCITY COMMUNICATIONS, INC., a Connecticut corporation with principal offices in Bridgeport, Connecticut (the "Company"), and SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION, a national banking association with its principal office in Hartford, Connecticut, as trustee under the Indenture referred to below (the "Trustee"),

         WITNESSETH THAT:

         WHEREAS, NewCity Communications, Inc. duly executed and delivered an Indenture, dated as of November 2, 1993 (the "Indenture"), to Shawmut Bank Connecticut, National Association, as trustee, for the purpose of securing its Senior Subordinated Notes (the "Notes"); and

         WHEREAS, the Company has obtained the consent of the holders of at least a majority of the face amount of the outstanding amount of the Notes and has satisfied all of the requirements of Sections 9.02 and 9.04 of the Indenture in order to amend Section 4.04 of the Indenture as hereinafter provided (the "Amendment"); and

         WHEREAS, all things prescribed by law and by the terms of the Indenture necessary to make the Amendment, when duly executed and delivered by the Company and the Trustee a valid and binding instrument, enforceable in accordance with its terms, and otherwise to effectuate the amendment of the Indenture, have been done and performed, and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized;





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         NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:  THAT
the Indenture is amended as hereinafter provided; otherwise to remain in full force and effect in accordance with the provisions thereof.

                                 ARTICLE ONE

                         Amendment of the Indenture

         Section 1.01. The Company and the Trustee, for and on behalf of the Noteholders hereby covenant and agree that Section 4.04 of the Indenture is hereby amended to read as follows:

"Section 4.04             Limitation on Restricted Payments.

         "The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Capital Stock or other Equity Interests (other than dividends or distributions payable to the Company or any of its Subsidiaries or payable in shares of Capital Stock or Equity Interests of the Company or its Subsidiaries (other than Redeemable Stock)), (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Subsidiaries (other than any such Equity Interests owned by the Company or any of its Subsidiaries), (iii) prepay, repay, redeem, defease or otherwise acquire or retire for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company than ranks junior or pari passu in right of payment to the Notes (including the Junior Subordinated Notes and capitalized interest thereon), (iv) incur, create or assume any guarantee of Indebtedness of any Affiliate of the Company (other than a wholly owned Subsidiary), provided, however, that any Subsidiary may guarantee any Senior Indebtedness of the Company or (v) make Investments, other than Permitted Investments, in any Person other than a wholly owned Subsidiary (the foregoing actions set forth in clauses (i) through (v) being referred to as "Restricted Payments") (a) if at the time of such action, or after giving effect thereto, an Event of Default or Default shall have occurred and be continuing; or (b) if after giving effect to such Restricted Payment, the aggregate amount of Restricted Payments subsequent to the date of this Indenture, would exceed:
(1) the aggregate EBITDA of the Company or, in the event such aggregate EBITDA shall be a deficit, minus such deficit, accrued subsequent to December 31, 1993 to the end of the fiscal quarter immediately preceding such Restricted Payment, less (2) 1.6 times Consolidated Interest





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Expense for the same period, plus (3) the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company (other than Equity Interests issued or sold to a Subsidiary and other than Redeemable Stock)after December 31, 1993, plus (4) the aggregate net cash proceeds received by the Company upon the exercise of Equity Interests of the Company (other than Equity Interests exercised by a Subsidiary or for Redeemable Stock) after December 31, 1993, plus (5) $1,000,000; or (c) if after giving effect to such Restricted Payment, the ratio of the Company's total Indebtedness to the Company's EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination) would be such that the Company would not be permitted to incur $1.00 of additional Indebtedness under Section 4.07 hereof; provided, however, that the provisions of this Section 4.04 shall not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions hereof, (ii) any redemption of the Junior Subordinated Notes or the Series B Preferred Stock or Series C Preferred Stock with all or part of the net proceeds of the sale of WYAI(FM), Atlanta, Georgia, (iii) any repurchase of Capital Stock of the Company from employees of the Company in an aggregate amount not to exceed $500,000, provided, however, that if such Capital Stock is resold to another employee, the aggregate net cash proceeds shall be added back to such $500,000, provided, further, that such sale shall not be included in clause (b)(3) of this Section 4.04 or (iv) an Investment in any Person which, immediately after such Investment, will be a wholly owned Subsidiary, provided that such Person conducts a business which is substantially identical to any business conducted by the Company and its Subsidiaries on the date of this Indenture. The foregoing notwithstanding, nothing herein contained shall prevent the Investment by the Company or any Subsidiary in an amount up to $500,000 in any Person, other than a wholly owned Subsidiary, whose primary business is the ownership and operation of radio stations, provided that, so long as any of the Notes are outstanding, the aggregate amount of such outstanding Investments shall not exceed $500,000 at any one time nor shall any such Investment be considered to be a Restricted Payment for any purpose.

         "Prior to making any Restricted Payment under this Section 4.04, the Company shall deliver to the Trustee an Officer's Certificate setting forth the computation by which the amount available for Restricted Payments was determined and stating that no Default or Event of Default exists and is continuing and no Default or Event of Default will result from making the Restricted Payment. The Trustee shall have no duty or responsibility to determine the accuracy or correctness of this computation and shall be fully protected in relying on such Officers' Certificate."





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         Section 1.02.  The Company hereby expressly ratifies, adopts, renews, confirms and continues in full force and effect, without limitation, except as hereby amended, each and every covenant, agreement, condition and provision contained in the Indenture.

         Section 1.03. The Company covenants that the recitals of fact and statements contained in this First Supplemental Indenture are true and that, upon the execution and delivery of this First Supplemental Indenture, the Company is not in default in any respect under any of the provisions of the Indenture or of the Notes thereby secured or intended so to be.

                                 ARTICLE TWO

                            Additional Provisions

         Section 2.01. Except as amended by Article One of this First Supplemental Indenture, the Indenture remains in full force and effect in accordance with its terms.

         Section 2.02. The cover of this First Supplemental Indenture and all article and description headings are inserted for convenience of reference only and are not to be taken to be any part of this First Supplemental Indenture or to control or affect the meaning, construction or effect of the same.

         Section 2.03. This First Supplemental Indenture shall be simultaneously executed in several counterparts, and all such counterparts executed and delivered each as an original shall constitute but one and the same instrument.





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         IN WITNESS WHEREOF, NewCity Communications, Inc. has caused its corporate name to be hereunto affixed and this instrument to be signed and sealed by its President or its Vice President and its corporate seal to be attested by its Secretary, for and in its behalf, and caused this instrument to be delivered; and Shawmut Bank Connecticut, National Association, in token of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed and this instrument to be signed and sealed by one of its Vice Presidents and its corporate seal to be attested by one of its Trust Officers, for and in its behalf, and caused this instrument to be delivered all as of the day and year first above written.





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                          NewCity Communications, Inc.

(CORPORATE SEAL)


                                       By: /s/ Richard A. Ferguson
                                           ------------------------------
                                           President


Attest:


/s/ James T. Morley

- -------------------------------
Secretary


Signed, sealed and delivered by
NewCity Communications, Inc.
in the presence of:



Sheila Daniel
- -------------------------------



Lila Grimes
- -------------------------------



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                 SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION




(CORPORATE SEAL)



                                         By: /s/ Michael M. Hopkins
                                             ------------------------------
                                             Vice President




Attest:


/s/ Jacqueline Levesque
- -------------------------------
Its Corporate Trust Officer



Signed, sealed and delivered by
SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION in the presence of:



/s/ Susan T. Keller
- -------------------------------
Susan T. Keller



/s/ Karen R. Felt
- -------------------------------
Karen R. Felt




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STATE OF CONNECTICUT)
                                        ) ss.: Bridgeport; September 19, 1994
COUNTY OF FAIRFIELD )


         Personally appeared Richard A. Ferguson and James T. Morley of
NewCity Communications, Inc., signer and sealer, respectively, of the foregoing instrument, to me personally known, who being by me duly sworn did say that they are the [Vice] President and Secretary, respectively, of NewCity Communications, Inc., one of the corporations described herein, and that they executed said instrument and severally acknowledged the same to be their free act and deed as such Vice President and Secretary, respectively, and the free act and deed of NewCity Communications, Inc. and on oath stated that they were duly authorized to sign and seal, respectively, said instrument and that the seal affixed thereto is the corporate seal of NewCity Communications, Inc., before me.


                           /s/ Lila Grimes
                           ---------------------------------------------------
                           Notary Public             LILA GRIMES
                                                    NOTARY PUBLIC
                                            MY COMMISSION EXPIRES JULY 31, 1998


(NOTARY SEAL)





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STATE OF CONNECTICUT)
                                        ) ss.: Hartford; September __, 1994
COUNTY OF HARTFORD  )


        Personally appeared Michael M. Hopkins and Jacqueline Levesque of SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION, signer and sealer, respectively, of the foregoing instrument, to me personally known, who being by me duly sworn did say that they are a Vice President and Corporate Trust Officer, respectively, of Shawmut Bank Connecticut, National Association, one of the corporations described herein, and that they executed said instrument and severally acknowledged the same to be their free act and deed as such Vice President and Corporate Trust Officer, respectively, and the free act and deed of Shawmut Bank Connecticut, National Association, and on oath stated that they were duly authorized to sign and seal, respectively, said instrument and that the seal affixed thereto is the corporate seal of Shawmut Bank Connecticut, National Association, before me.

                         /s/ Michelle K. Blezard
                         -----------------------------------------------------
                         Notary Public
                                                 Michelle K. Blezard
                                                     Notary Public
                                          My Commission Expires August 31, 1998



(NOTARY SEAL)





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